Exhibit 10.57

March 15, 2015

Thai Jewelry Manufacturer Co., LTD

620/74-75 Sathupradit Rd.

Soi 44, Yannawa

Bangkok 10120, Thailand

Dear Sirs,

As you know, in April 2014, we closed a transaction with Judith Ripka and the Judith Ripka Companies and their affiliates and successors (collectively “Ripka”) concerning the purchase of the intellectual property (including all trademarks and copyrights, name, image, likeness, business processes, trade secrets, designs, molds, and materials), and all license agreements and/or other agreements and rights related to the foregoing (the “Assets”) of Ripka and the potential engagement of certain of their personnel.

It is our understanding that Thai Jewelry Manufacturer Co., LTD and its subsidiaries, affiliates, principals, officers, successors and assigns (collectively “you” or “Thai”) have provided Ripka with significant trade credit, and that you are due certain monies from Ripka, which you allege to be in excess of $5.9 million. We have no way of knowing what the full scope of these monies are or what, if any, other obligations (the “Obligations”) may be due to you from Ripka, all of which are held by you and have not been assigned to any other party.

As discussed, neither our company Xcel Brands, Inc. nor our acquiring entity JR Licensing, LLC nor any of our affiliates including but not limited to IM Brands, LLC, IMNY Retail Management, LLC, IMNY Store 1, LLC, IMNY Store – 1 – GA, LLC, IMNY E-Store USA, LLC, nor any of our officers, members or employees (the “Acquirers”) are affiliated with Ripka, and we will not assume any liabilities or obligations of Ripka or any of its affiliates, nor will we be responsible for the Obligations.

We, therefore, request that you confirm that you will not look in any way to the Acquirers for payment of or satisfactions of any of the Obligations, nor will you make any claims whatsoever in any jurisdiction against the Acquirers in connection with the Obligations.

475 Tenth Avenue, 4th floor • new york, new york • 10018

Phone: 347-727-2474 • INFO@XCELBRANDS.COM

Xcel/Thai Release

March 15, 2015

As discussed, we understand that Ripka intends to make a payment to Thai by wire transfer in the amount of $490,000 on March 15, 2015, in accordance with the wire instructions annexed hereto as Schedule 1, in an effort to partially resolve the Obligations (“Cash Payment”). In addition, on or before March 15, 2015, Ripka will assign to Thai a promissory note originally issued by Xcel to Judith Ripka, then assigned by Judith Ripka to Judith Ripka Creations, Inc, for a value of USD 2,400,000 payable in five years from the date of issue, with no interest accruing and in the form as set out in Schedule 2 (“Promissory Note”), which Promissory Note shall be paid in full by to Xcel on or before March 15, 2015, by transfer to Thai by Xcel of 266,667 shares of Xcel common stock (the “Xcel Shares”). Further, on or before March 15, 2015 Ripka will provide Thai with a bill of sale (“Bill of Sale”) thereby transferring to Thai all right title and interest in certain inventory referenced in Consignment Memo Dated March 20, 2014, (STERLING SILVER JEWELRY) and Consignment Memo Dated March 20, 2014, (STONE AND PEARL INVENTORY), copies of which are annexed hereto in Schedule 3.

By signing this letter, Thai acknowledges that effective upon receipt of the Cash Payment, the Xcel Shares and the Bill of Sale, it fully and forever unconditionally and irrevocably releases the Acquirers and their successors, representatives, shareholders, parent companies, subsidiaries, affiliated companies and assigns, and does hereby fully and forever discharge and agree to hold the Acquirers harmless from and against any and all claims and causes of action, in law or in equity, disputes, suits, debts, liens, rights, contracts, agreements, acts, promises, liabilities, obligations, demands, damages, losses, costs, fees (including, without limitation, those of attorneys) and expenses, of whatsoever kind or nature, whether known or unknown, suspected or unsuspected, which exist or may have existed between Thai and Ripka, related to the Note or otherwise. Notwithstanding the foregoing, nothing contained herein shall be construed or deemed to serve as a release by Thai of Judith Ripka, Ronald Berk and/or the Judith Ripka Companies and their affiliates and successors with regard to any and all claims and causes of action, in law or in equity, disputes, suits, debts, liens, rights, contracts, agreements, acts, promises, liabilities, obligations, demands, damages, losses, costs, fees (including, without limitation, those of attorneys) and expenses, of whatsoever kind or nature, whether known or unknown, suspected or unsuspected, which exist or may have existed between Thai and Ripka.

Please acknowledge your consent on your behalf and on behalf of your affiliates and the successors, assignors, principals, heirs and representatives of each of the forgoing, to the release of any and all claims against Acquires for any of the Obligations of Ripka by signing where provided for below. Thai agrees that it will execute any further documents required to confirm the understanding explicitly set out in this letter agreement. The Acquirers agree that Thai is under no obligation, at any time, to execute any other documents that deviate, in any manner whatsoever, from the understanding explicitly set out in this letter agreement. The Acquirers and Thai agree that this letter agreement and the subject matter thereof shall be interpreted in accordance with and governed by the laws of the State of New York in the United States of America, without regard to the conflict of laws principles thereof.

Xcel Brands, Inc.

/s/ Seth Burroughs

By:	Seth Burroughs

Xcel/Thai Release

March 15, 2015

AGREED AND CONSENTED TO:

Thai Jewelry Manufacturer Co., LTD

/s/ Samrit Siriaramsakul

By:	Samrit Siriaramsakul, Authorized Director